UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SurgePays, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SURGEPAYS, INC.

August 15, 2023

Dear Fellow SurgePays Stockholders:

We invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of SurgePays, Inc. (“SurgePays” or the “Company”), to be held on September 28, 2023 at 12:00 p.m. Central Time virtually by means of remote communication and can be accessed by visiting www.virtualshareholdermeeting.com/SURG2023 where you will be able to listen to the meeting live, submit questions and vote online. You will not be ablet to attend the meeting in person.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2022 results are presented in detail in our Annual Report.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

On behalf of the Board of Directors, thank you for your continued confidence and investment in SurgePays.

/s/ Kevin Brian Cox
Kevin Brian Cox Chairman of the Board of Directors

SURGEPAYS, INC.

3124 Brother Blvd, Suite 104,

Bartlett, TN, 38133

Telephone: 901-302-9587

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 28, 2023

To the Stockholders of SurgePays, Inc.

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of SurgePays, Inc., a Nevada corporation (“SurgePays,” the “Company,” “us,” “our,” or “we”), will be held on September 28, 2023 at 12:00 p.m. Central Time September 28, 2023 at 12:00 p.m. Central Time virtually by means of remote communication and can be accessed by visiting www.virtualshareholdermeeting.com/SURG2023 where you will be able to listen to the meeting live, submit questions and vote online. You will not be ablet to attend the meeting in person. The purpose of the Annual Meeting is to consider and act upon the following matters:

1.	To elect five (5) members of the Board of Directors to serve until the 2024 annual meeting of stockholders.

2.	To ratify the selection of Rodefer Moss & Co, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Our Board of Directors has fixed August 1, 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the meeting. Only stockholders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting, which will be conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/SURG2023. We are providing proxy material access to our stockholders via the Internet at www.proxyvote.com. Please give the proxy materials your careful attention. The Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card will be mailed to shareholders on or about August 16, 2023.

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 27, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 27, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Attend and vote virtually at the Annual Meeting.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on Proposal 2.

BY ORDER OF THE BOARD OF DIRECTORS

August 15, 2023	/s/ Kevin Brian Cox
Kevin Brian Cox Chairman of the Board of Directors

Whether or not you expect to attend the Annual Meeting virtually, we urge you to vote your shares via proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save SurgePays the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 28, 2023

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

Your vote is important. We encourage you to review all of the important information contained in the proxy materials before voting.

SURGEPAYS, INC.

3124 BROTHER BLVD, SUITE 104,

BARTLETT, TN, 38133

TELEPHONE: 901-302-9587

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, SEPTEMBER 28, 2023

TABLE OF CONTENTS

Page
ABOUT SURGEPAYS, INC.	1

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING	2

PROPOSAL NO. 1: ELECTION OF DIRECTORS	8

EXECUTIVE OFFICERS	12

EXECUTIVE COMPENSATION	13

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF RODEFER MOSS & CO, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023	22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	24

OTHER MATTERS	26

HOUSEHOLDING	26

i

ABOUT SURGEPAYS, INC.

SurgePays, Inc., incorporated in Nevada on August 18, 2006, is a technology and telecom company focused on the underbanked and underserved communities. SurgePhone and Torch Wireless provide subsidized mobile broadband to over 250,000 low-income subscribers nationwide. SurgePays fintech platform empowers clerks at thousands of convenience stores to provide a suite of prepaid wireless and financial products to underbanked customers.

SurgePhone Wireless and Torch Wireless

SurgePhone and Torch, wholly owned subsidiaries of SurgePays, are mobile virtual network operators (MVNO) licensed by the Federal Communications Commission (the “FCC”) to provide subsidized access to quality internet through mobile broadband services to consumers qualifying under the federal guidelines of the Affordable Connectivity Program (the “ACP”). The ACP (the successor program, as of March 1, 2022 to the Emergency Broadband Benefit program) provides SurgePhone and Torch up to a $100 reimbursement for the cost of each tablet device distributed and a $30 per customer, per month subsidy for mobile broadband (internet connectivity) services. SurgePhone and Torch combined are licensed to offer subsidized mobile broadband to all fifty states.

SurgePays Fintech (ECS Business)

We refer to the collective operations of ECS Prepaid, LLC, a Missouri limited liability company, Electronic Check Services, Inc., a Missouri corporation, and Central States Legal Services, Inc., a Missouri corporation, as “Surge Fintech.” This was previously referred to as the “ECS Business.”

Surge Fintech has been a financial technology tech and wireless top-up platform for over 15 years. Through a series of transactions between October 2019 and January 2020, we acquired the ECS Business primarily for the favorable ACH banking relationship and a fintech transactions platform processing over 20,000 transactions a day at approximately 8,000 independently owned convenience stores. The platform serves as the proven backbone for wireless top-up transactions and wireless product aggregation for the SurgePays nationwide network.

Surge Blockchain

Surge Blockchain Software is a back-office marketplace (accessed through the SurgePays fintech portal for convenience stores) offering wholesale consumable goods direct to convenience stores who are transacting on the SurgePays Fintech platform. The wholesale e-commerce platform is easily accessed through the secure app interface – similar to a website. We believe what makes this sales platform unique is that it also offers the merchant the ability to order wholesale consumable goods at a significant discount from traditional distributors with one touch ease. We are able to sell products at a significant discount by using on demand Direct Store Delivery (DSD). Our platform is connected directly to manufactures, who ship products direct to the store while cutting out the middleman. The goal of the SurgePays Portal is to leverage the competitive advantage and efficiencies of e-commerce to provide as many commonly sold consumable products as possible to convenience stores, corner markets, bodegas, and supermarkets while increasing profit margins for these stores.

LogicsIQ, Inc.

LogicsIQ, Inc. is a lead generation and case management solutions company primarily serving law firms in the mass tort industry. LogicsIQ’s CRM “Intake Logics” facilitates the entire life cycle of converting a lead into a signed retainer client integrated into the law firms case management software. Our proven strategy of delivering cost-effective retained cases to our attorney and law firm clients means those clients are better able to manage their media and advertising budgets and reach targeted audiences more quickly and effectively when utilizing our proprietary data driven analytics dashboards. Our ability to deliver transparent results through our integrated Business Intelligence (B.I.) dashboards has bolstered our reputation as an industry leader in the mass tort client acquisition field.

ShockWave CRM™

SurgePays acquired the Software as a Service (SaaS) Customer Relationship Management (CRM) and Billing System software platform “MVNO Cloud Services” on June 7, 2022. Payment for the software consisted of $300,000 in cash, of which $100,000 was paid in June 2022, and the remaining $200,000 in July 2022. Additionally, the Company issued 85,000 shares of Common Stock having a fair value of $411,400 ($4.84/share), based upon the quoted closing trading price. SurgePays has rebranded the software as ShockWave CRM.

ShockWave is an end-to-end cloud-based SaaS offering an Omnichannel CRM, billing system and carrier integrations specific to the telecommunication and broadband industry. Some of these services include sales agent management, device and SIM inventory management, order processing and provisioning, retail Point of Service (POS) activations and payments, customer service management, retention tools, billing, and payments.

Centercom

Since 2019, we have owned a 40% equity interest in Centercom Global, S.A. de C.V. (“Centercom”). Centercom is a bilingual operations center providing the Company with sales support, customer service, IT infrastructure design, graphic media, database programming, software development, revenue assurance, lead generation, and other various operational back-office services. Centercom is based in El Salvador.

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QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting of Shareholders. According to our records, you were a shareholder of the Company as of the end of business on August 1, 2023.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote via telephone or over the Internet.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the U.S. Securities and Exchange Commission, or “SEC,” we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to the holders of our common stock, par value $0.001 per share (the “Common Stock”), will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

To access the materials, you must enter the control number included on your Notice.

The Notice is being made available to you by the Company in connection with its solicitation of proxies for use at the 2023 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 12:00 p.m. Central Time on Thursday, September 28, 2023 and/or any adjournments or postponements thereof. The Notice was first given or sent to shareholders on or about August 16, 2023. This Proxy Statement gives you information on these proposals so that you can make an informed decision.

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

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What is a proxy card?

By completing a proxy card, as more fully described herein, you are designating Kevin Brian Cox, our Chief Executive Officer and Anthony Evers, our Chief Financial Officer, as your proxies for the Annual Meeting and you are authorizing them to vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the U.S. Securities and Exchange Commission, or “SEC,” to give you when we ask you to sign a proxy card designating Messrs. Cox and Evers as proxies to vote on your behalf.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

I share the same address with another SurgePays, Inc. shareholder. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or, 3124 Brother Blvd, Suite 104, Bartlett, TN, 38133 Attn: Corporate Secretary. Street name holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or the Corporate Secretary at the telephone number or address listed above.

How do I attend the Annual Meeting?

The Annual Meeting will be held virtually on September 28, 2023 at 12:00 p.m. Central Time virtually by means of remote communication and can be accessed by visiting www.virtualshareholdermeeting.com/SURG2023 where you will be able to listen to the meeting live, submit questions and vote online. You will not be ablet to attend the meeting in person.

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Who is entitled to vote?

The Board has fixed the close of business on August 1, 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record of the Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. On the Record Date, there were 14,223,202 shares of Common Stock outstanding. Each share of Common Stock represents one vote that may be voted on each proposal that may come before the Annual Meeting. The Company has no voting shares other than the Common Stock.

What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?

If your shares are registered in your name with our transfer agent, VStock Transfer, LLC, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who may attend the Annual Meeting?

Only record holders and beneficial owners of our Common Stock, or their duly authorized proxies, may attend the Annual Meeting.

What am I voting on?

There are two (2) matters scheduled for a vote:

1.	To elect five (5) members of the Board of Directors to serve to serve until the 2024 annual meeting of stockholders.

2.	To ratify the selection of Rodefer Moss & Co, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 27, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 27, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Virtually attend and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/SURG2023.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on Proposal 2.

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All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. We provide telephone and Internet proxy voting to allow you to vote your shares via phone or online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

For Common Stockholders, on each matter to be voted upon, you have one vote for each share of Common Stock you own as of the close of business on the Record Date.

Is my vote confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What constitutes a quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, 7,111,602 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

How will my shares be voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“For” the election of five (5) members of the Board of Directors to serve until the 2024 annual meeting of stockholders;

2.	“For” the ratification of the selection of Rodefer Moss & Co, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of Messrs. Cox and Evers, the Board’s designated proxies.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

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Uninstructed Shares

All proxies that are executed or are otherwise submitted over the internet, by mail or in person will be voted on the matters set forth in the accompanying notice of Annual Meeting in accordance with the instructions set forth herein. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the Board’s recommendations on such proposals as set forth in this Proxy Statement.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on such proposals.

What is a broker non-vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 2 for the ratification of the selection of Rodefer Moss & Co, PLLC as our independent registered public accounting firm for our fiscal year ending December 31, 2023 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal. As such, there will not be any broker non-votes with regard to this proposal.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	“FOR” “WITHHOLD”

Proposal No. 2: Ratification of Selection of Rodefer Moss & Co, PLLC as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

What is an abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are counted as shares present and entitled to vote at the Annual Meeting. Generally, unless provided otherwise by applicable law, our Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the number of shares of stock entitled to vote thereon and present (either in person or by proxy) vote in favor of such action. Therefore, votes that are “WITHHELD” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. A vote marked as “ABSTAIN” is not considered a vote cast and will, therefore, not affect the outcome of Proposal No. 2.

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What are the voting procedures?

In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to other proposal, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is my proxy revocable?

If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary, at 3124 Brother Blvd, Suite 104, Bartlett, TN, 38133, either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may revoke your proxy or change your proxy vote by voting at the meeting. Your attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Who is paying for the expenses involved in preparing this Proxy Statement?

All of the expenses involved in preparing and assembling these proxy materials and mailing the Notice (and any paper materials, if requested) and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials.

Do I have dissenters’ rights of appraisal?

The Company’s stockholders do not have appraisal rights under Nevada law or under the Company’s governing documents with respect to the matters to be voted upon at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2024 Annual Meeting?

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) must submit the proposal to us at our corporate headquarters no later than April 17, 2024 which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Pursuant to our Amended and Restated Bylaws, nothing in the procedure described in the sentence above shall be deemed to affect the rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule l4a-8 under the Exchange Act.

Stockholders who intend to present a proposal at our 2024 Annual Meeting without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices on or after April 17, 2024, but no later than June 17, 2024. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Excluding Proposal No. 1 (Election of Directors), do the Company’s executive officers and Directors have an interest in any of the matters to be acted upon at the Annual Meeting?

Members of the Board and executive officers of the Company do not have any substantial interest, direct or indirect, in Proposal No. 2 (the ratification of the selection of Rodefer Moss & Co, PLLC as our independent registered public accounting firm for our fiscal year ending December 31, 2023).

Are any of the proposals conditioned on one another?

No.

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PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board currently consists of five (5) directors, and their terms will expire at the Annual Meeting. Directors are elected at the Annual Meeting of stockholders each year and hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Kevin Brian Cox, David N. Keys, David May, Laurie Weisberg, and Richard Schurfeld have each been nominated to serve as directors and have agreed to stand for election. If these nominees are elected at the Annual Meeting, then each nominee will serve for a term expiring at the 2024 Annual Meeting and until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at the election. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.

If no contrary indication is made, proxies will be voted “FOR” all nominees listed below or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Nominees for Election to the Board for a Term Expiring at the 2023 Annual Meeting of Stockholders

Name	Age	Positions
Kevin Brian Cox	47	Chief Executive Officer and Chairman of the Board of Directors
David May	54	Director
David N. Keys	67	Independent Director
Laurie Weisberg	54	Independent Director
Richard Schurfeld	59	Independent Director

Kevin Brian Cox - Mr. Cox has been Chief Executive Officer and Chairman of the Board of Directors since July 2017. He also served as Chief Financial Officer of the Company from July 2017 to March 2018 and as President of the Company from July 2017 to February 2019. He was the majority owner of True Wireless from January 2011 through April 2018, when True Wireless became a wholly owned subsidiary of the Company. Mr. Cox is an accomplished technology entrepreneur growing best-in-class and profitable companies for nearly 20 years. Through most of his career, he has focused on delivering telecom, broadband and financial services to the unbanked and underserved segments of society. He began his career in telecom in 2004 when he founded his first prepaid telephone company (CLEC) which through organic growth and acquisition, became the largest prepaid home phone company in the country before being sold in 2009. Mr. Cox attended Murray State University majoring in Economics. We believe Mr. Cox is qualified to serve on our Board of Directors due to his experience as the Company’s Chief Executive Officer and his telecom leadership experience.

David May - Mr. May has been a Director of the Company since February 2021. Mr. May has been a banking professional since 1994. Throughout his career, he has established himself as one of the leading convenience store and convenience store wholesaler financiers in the Mid-South through his cultivation of personal relationships and service to members of this close-knit community. David has been Senior Vice President of Commercial Banking since 2007 with Landmark Community Bank, a Memphis based commercial bank with over a billion dollars in assets with offices in the Memphis and Nashville, Tennessee markets. He has been a bank officer for both community banks and large regional banks over his 27-year banking career. David is a graduate of the Southeastern School of Commercial Banking at Vanderbilt University and, in the past, served as Chairman of the Board for seven years for The Agency for Youth and Family Development, a residential treatment facility for adolescent males. He is also a founding owner of Global Defense Specialists, a military aircraft fleet sustainment company specializing in Lockheed F-16’s and C-130’s and Northrop F-5 jet fighters. We believe Mr. May is qualified to serve on our Board of Directors due to his banking experience in the convenience store sector.

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David N. Keys - Mr. Keys has been a Director of the Company since July 2019. Mr. Keys began his career with Deloitte serving in the audit group in the Las Vegas and New York City executive offices. David was the Executive Vice President, CFO and member of the executive committee of the Board of Directors of American Pacific Corporation, a chemical company that was publicly traded on The Nasdaq Stock Market for the entirety of the time he was a director and executive officer. Since 2004, Mr. Keys has been an independent financial and operations consultant. Mr. Keys currently serves as Chairman of the Board and Audit Committee of RSI International Systems Inc. (NEX: RSY.H), and on the Board of private companies, including Prosetta Biosciences Inc., Akonni Biosystems Inc. and Walker Digital Table Systems, LLC. He previously served on the Boards of Directors of AmFed Financial Inc., Norwest Bank of Nevada and Wells Fargo Bank of Nevada. Mr. Keys also served on the Advisory Board of Directors of FM Global, a leading provider of property and casualty insurance. Mr. Keys is a Certified Public Accountant (CPA), Certified Valuation Analyst (CVA), Certified Management Accountant (CMA), Chartered Global Management Accountant (CGMA), Certified Information Technology Professional (CITP), Certified in Financial Forensics (CFF), and Certified in Financial Management (CFM). David is a member of the National Roster of Neutrals of the American Arbitration Association. He received a Bachelor of Science in accounting from Oklahoma State University. We believe Mr. Keys is qualified to serve on our Board of Directors due to his financial and governance experience.

Laurie Weisberg - Ms. Weisberg was appointed to the Board in December 2022. Ms. Weisberg served as a member of the Board of Directors of Creatd, Inc. from July 2020 to September 2022 and served in a number of executive officer positions while Creatd was traded on the Nasdaq Capital Market. Ms. Weisberg began her executive tenure at Creatd as Chief Operating Officer from October 2020 until August 2021. Ms. Weisberg then held the position of Co-Chief Executive Officer from August 2021 to February 2022. Ms. Weisberg was sole Chief Executive Officer from February 2022 to September 2022. Ms. Weisberg, who has served as the Chief Sales Officer at Intent since February 2019, has spent over 25 years at the forefront of sales and marketing innovation in the technology space, having held leadership positions at various technology companies including Thrive Global, Curalate, and Oracle Data Cloud. From October 2010 to April 2015, Ms. Weisberg was a member of the executive leadership team at Datalogix, leading up to its acquisition by Oracle in 2015, at which point she assumed the role of VP of Oracle Data Cloud. Additionally, Ms. Weisberg has served on the Advisory Board at Crowdsmart, an intelligent data-driven investment prediction platform since April 2019. Ms. Weisberg was born and educated in England. We believe Ms. Weisberg is qualified to serve on our Board of Directors due to her leadership experience working within the technology space.

Richard Schurfeld - Mr. Schurfeld was appointed to the Board in December 2022. Since 2001, Mr. Schurfeld has served as Chief Executive Officer of Redsson, Ltd., a B2B software and services company that develops custom solutions to help utility companies, healthcare providers and payer organizations accelerate and streamline complicated manual processes and improve efficiencies. Mr. Schurfeld is a graduate of the United States Air Force Academy. We believe Mr. Schurfeld is qualified to serve on our Board of Directors due to his leadership experience working within the technology space.

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Family Relationships

There are no family relationships among any of our current or former directors or executive officers.

Director Terms; Qualifications

Members of our Board of Directors serve until the next Annual Meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is averse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries None of the directors and executive officers has been involved in any legal proceedings as listed in Regulation S-K, Section 401(f) material to an evaluation of the ability or integrity of any director or executive officer.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s Articles of Incorporation, as amended and Bylaws.

Board Composition, Committees, and Independence

Composition. Our Board has five members. The Chairman of the Board and our Chief Executive Officer, Kevin Brian Cox, is a member of the Board and is a full-time employee of the Company. David N. Keys, Laurie Weisberg and Richard Schurfeld are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Meetings. During the year ended December 31, 2022, the Board held one meeting, the Audit Committee held four meetings, the Compensation Committee held one meeting and the Nominating and Corporate Governance Committee held one meeting. All directors attended more than seventy-five percent (75%) of the meetings of the Board and committee meetings of which such director was a member held during 2022.

Audit Committee. Our Audit Committee consists of David N. Keys, Laurie Weisberg, and Richard Schurfeld. Mr. Keys is chairman of the Audit Committee and he qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee’s duties are to recommend to the Board the engagement of independent auditors to audit our financial statements and to review its accounting and auditing principles. The Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of the Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. Our Compensation Committee consists of David N. Keys, Laurie Weisberg, and Richard Schurfeld. Ms. Weisberg is chairwoman of the Compensation Committee.

In considering and determining executive and director compensation, the Compensation Committee reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to our officers. The Compensation Committee also determines and approves any non-cash compensation paid to any employee. We do not engage any compensation consultants to assist in determining or recommending the compensation to our officers or employees.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of David N. Keys, Laurie Weisberg, and Richard Schurfeld. Mr. Schurfeld is chairman of the Nominating and Corporate Governance Committee.

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The responsibilities of the Nominating and Corporate Governance Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establishing procedures for the nomination process, oversight of possible conflicts of interests involving the Board and its members, developing corporate governance principles, and the oversight of the evaluations of the Board and management. The Nominating and Corporate Governance Committee has not established a policy with regard to the consideration of any candidates recommended by stockholders. If we receive any stockholder recommended nominations, the Nominating and Corporate Governance Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Director Independence. We have determined, after considering all the relevant facts and circumstances, that David N. Keys, Laurie Weisberg, and Richard Schurfeld are independent directors as defined by the listing standards of the Nasdaq Stock Exchange and by the SEC because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Kevin Brian Cox and David May are not “independent” as defined by the listing standards as Mr. Cox is an executive officer of the Company and Mr. May was, in 2021, a controlling shareholder of an organization to which the Company made payments for services that exceeded the greater of $200,000 or five percent (5%) of the organization’s consolidated gross revenues for 2021.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s Board or its Compensation Committee. None of the members of the Company’s Compensation Committee is, or has ever been, an officer or employee of the company.

Code of Ethics and Business Conduct

The Board adopted a Code of Ethics and Business Conduct applicable to each officer, director, and employee of the Company. The full text of our Code of Ethics and Business Conduct is posted on our website at www.surgepays.com. We intend to disclose on our website any future amendments of our Code of Ethics and Business Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Ethics and Business Conduct.

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EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages, except for Mr. Cox, whose biography is included under the heading “Proposal No. 1: Election of Directors” set forth above:

Directors and Executive Officers	Position/Title	Age
Kevin Brian Cox	Chief Executive Officer and Chairman	47
Anthony Evers	Chief Financial Officer and acting Chief Operating Officer	59
David C. Ansani	Chief Administrative Officer	58

David C. Ansani - Chief Administrative Officer - Mr. Ansani has been Chief Administrative Officer since August 2017, and was a Director until February 2021. He was also appointed Secretary of the Company in February 2019. From 2010 to the present date, he has served as Chief Compliance Officer/Human Resources Officer/In-House Counsel for Glass Mountain Capital, LLC, a start-up financial services company specializing in the recovery of distressed assets. In this capacity, he reviews and evaluates compliance issues and concerns within the organization. The position ensures that management and employees are in compliance with applicable laws, rules and regulations of regulatory agencies (FDCPA, TCPA, GLB, CFPB, etc.); that company policies and procedures are being followed; and that behavior in the organization meets the company’s standards of conduct. Ms. Ansani received his B.A. and MBA from the University of Chicago, and J.D. from the Chicago-Kent College of Law.

Anthony Evers - Chief Financial Officer - Mr. Evers has been the Chief Financial Officer of the Company since May 1, 2020. Mr. Evers has also served as Chief Financial Officer of LogicsIQ since August 2021. Prior to joining the Company, Mr. Evers served as Chief Financial Officer for Vista Health System from October 2019 to March 2020. Between June 2019 and October 2019, Mr. Evers served as CFO of Santa Cruz Valley Regional Hospital. Between 2015 and 2019, Mr. Evers served as CFO and CIO of KSB Hospital. Prior to that, he served as CFO of various organizations, including Norwegian American Hospital and Horizon Homecare and Hospice. During his career, Mr. Evers has been the financial lead in over 20 merger and divesture transactions ranging from a single physician practice to multi-entity nursing homes. Throughout his career, Mr. Evers has served on numerous boards of directors, including Wheaton Franciscan Healthcare, Covenant Healthcare, All Saints Health System, Rogers Hospital, and the Animal Shelter in Beaver Dam WI. He has also served as a member of the Dixon Illinois Chamber of Commerce. Mr. Evers has also served as the audit and finance committee chair at several of these organizations. Mr. Evers obtained his Bachelor of Business Administration in Finance and Masters of Science in Accounting from University of Wisconsin-Whitewater. Mr. Evers also successfully obtained his Certified Public Accountant and Certified Internal Auditor credentials.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for the years ended December 31, 2022 and 2021 for our Chief Executive Officer and our two other executive officers whose total compensation exceeded $100,000 in each year (the “Named Executive Officers”). In 2021, our Named Executive Officers were Kevin Brian Cox, Anthony Nuzzo, and David Ansani. In 2022, our Named Executive Officers were Kevin Brian Cox, Anthony Evers, and David Ansani.

	Annual Compensation				Long-Term Compensation
Name and				Other Annual	Restricted	Securities
Principal		Salary	Bonus	Compensation	Stock	Underlying	Total
Position	Year	-1	-2	-3	Awards	Options	Compensation

Kevin Brian Cox	2022	$548,139	$375,250	$160,491	$-	$-	$1,083,880
CEO and Chairman	2021	$733,862	$-	$38,231	$-	$-	$772,093

Anthony P. Nuzzo, Jr	2022	$-	$-	$-	$-	$-	$-
President and Director (through March 2022)	2021	$579,157	$-	$65,629	$-	$-	$644,786

David C. Ansani	2022	$231,626	$116,250	$18,374	$-	$-	$366,250
Chief Administrative Officer	2021	$251,422	$-	$16,125	$-	$-	$267,547

Anthony Evers	2022	$400,839	$351,250	$40,630	$-	$-	$792,719
CFO	2021	$386,573	$-	$24,635	$-	$-	$411,208

(1)	Management base salaries can be increased by our Board of Directors based on the attainment of financial and other performance guidelines set by our management.

(2)	Salaries listed do not include annual bonuses to be paid based on profitability and performance. These bonuses will be set, from time to time, by a disinterested majority of our Board of Directors. No bonuses will be set until such time as the aforementioned occurs.

(3)	Other annual compensation consists of paid medical insurance, auto allowances, and housing allowances.

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On March 23, 2022, the Compensation Committee and Board approved the following one-time cash bonus payments to the following executives and members of the Board: (i) $375,000 to Mr. Cox (our CEO and Chairman); (ii) $126,000 to Mr. Evers (our CFO); (iii) $116,000 to David C. Ansani (our Chief Administrative Officer); (iv) $20,000 to David N. Keys (a member of the Board); (v) $10,000 to David May (a member of the Board); and (vi) $10,000 to Jay Jones (formerly a member of the Board). These one-time cash bonus payments were paid prior to April 21, 2022.

In addition, on March 23, 2022, the Compensation Committee and Board approved the Company issuing the independent members of the Board on the first day of April each year that an independent director is then serving on the Board the number of options to purchase shares of Common Stock (the “Director Options”) equivalent to $60,000 with the number of Director Options to be determined in accordance with the provisions of the 2022 Plan. As of July 31, 2023, no Director Options have been issued.

On August 8, 2023, the Compensation Committee approved the following one-time cash bonus payments to the following executives: (i) $475,000 to Mr. Cox (our CEO and Chairman); (ii) $337,500 to Mr. Evers (our CFO); and (iii) $125,000 to David C. Ansani (our Chief Administrative Officer). These one-time cash bonus payments shall be divided amongst two payments to be paid in August and September 2023 in accordance with the Company’s regular payroll schedule.

Employment Agreements

On May 13, 2022, the Company entered into a new employment agreement with Mr. Cox (the “CEO Employment Agreement”).

Below is a summary of the key provisions of the CEO Employment Agreement.

Term of Employment: The CEO Employment Agreement had an effective date of May 13, 2022 and continues for a period of five years. The CEO Employment Agreement will automatically renew and continue for successive one-year terms unless terminated pursuant to qualifying termination events. In addition, either party may terminate the CEO Employment Agreement by sending written notice to the other party, not more than 270 days and not less than 90 days before the end of the then-existing term of employment, of such party’s desire to terminate the CEO Employment Agreement at the end of the then-existing term.

Base Compensation: During the term of the CEO Employment Agreement, Mr. Cox will receive a base salary of $475,000 per year and, provided that the Company’s EBITDA was positive in the prior calendar year, the base salary will be increased on January 1 of each year by six percent (6%) per annum. Mr. Cox’s base salary did not increase on January 1, 2023 due to ongoing discussions between the Compensation Committee and Mr. Cox regarding the definition of EBITDA.

Cash Bonus: Mr. Cox will receive a cash bonus each year of the greater of (i) between 2.5% and 10% of the Company’s calendar year EBITDA (with the marginal percentage decreasing as EBITDA increases from $1 million to $3 million). By way of example only, if EBITDA is $1.5 million, Mr. Cox will receive $137,500 ((10% of $1 million = $100,000) plus (7.5% of $500,000 = $37,500)) and (ii) between 30% and 150% of base salary determined by the relationship between the Company’s annual performance and an annual target performance set each year by mutual agreement between the Board and Mr. Cox (with the percentage of base salary increasing as the percentage of target increases from 79% to over 150%).

As of July 31, 2023, no cash bonus has been paid to Mr. Cox as there are ongoing discussions between the Compensation Committee and Mr. Cox regarding the definition of EBITDA.

Stock Bonus: The Company will issue, out of the 2022 Plan and future equity incentive plans to be approved by the Company’s shareholders, three different categories of stock bonuses and one category of options. As of July 31, 2023, no stock bonuses or options have been issued to Mr. Cox as there are ongoing discussions between the Compensation Committee and Mr. Cox regarding the definition of EBITDA and the measurement period and payment dates for the non-EBITDA milestone-based payments.

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(i)	EBITDA based issuances - 500,000 shares of common stock upon the Company first reaching positive cash flow EBITDA for a quarter of any amount and then reaching positive cash flow EBITDA for a quarter of milestones of $1 million, $3 million, and $5 million.

(ii)	Market Capitalization based issuances - 500,000 shares of common stock upon the Company reaching the following market capitalization milestones: $250 million, $500 million, $1 billion, $2 billion, $3 billion, $4 billion, and $5 billion.

(iii)	Business Metrics Growth based issuances - award incentives for achieving 25,000, 50,000, 100,000 active stores on the SurgePays network and 250,000, 500,000, 1,000,000 Wireless MVNO/Mobile broadband or digital content customers - up to a total of 2.75 million shares of common stock. In addition, Mr. Cox will be issued 500,000 shares of common stock per increment of 500,000 total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company beyond 1 million total subscribers.

(iv)	Options to purchase 250,000 shares of common stock on January 1st of each year from 2023 through 2026. In addition, the Company was to issue 250,000 options to Mr. Cox in 2022 following shareholder approval of the 2022 Plan.

Benefits: Mr. Cox will be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees and their families. Mr. Cox will be entitled to receive an annual car allowance of up to $15,000 per year, home office expense reimbursement of up to $5,000 per month, and a remote housing allowance of up to $10,000 per month. Mr. Cox is also entitled to be reimbursed for up to $10,000 per year in costs associated with income tax preparation and estate planning.

Termination and Severance: The Company or Mr. Cox may terminate the CEO Employment Agreement and Mr. Cox’s employment in various circumstances and, depending on the circumstances, the benefits that may be due following such termination are described below.

For a termination by the Company with Cause (as defined in the CEO Employment Agreement), no severance benefits are payable.

For a termination due to death, disability, by Mr. Cox following a Change in Control, or by Mr. Cox due to Constructive Termination (both as defined in the CEO Employment Agreement), Mr. Cox will be entitled to (a) a payment equal to the greater of (i) two (2) years’ worth of the then-existing Base and the last year’s bonus and (ii) the Base payable through the remaining Initial Term (if applicable). Mr. Cox will also be entitled to retain his benefits for the remainder of the Initial Term or Renewal Term, as then applicable

Executive Covenants: In consideration of Mr. Cox’s continued employment with the Company and the benefits and payments described in the CEO Employment Agreement, Mr. Cox agrees to (i) nondisclosure of Company confidential information during his term of employment with the Company and for five years thereafter; (ii) not to compete with the Company during the term of his employment (owning up to 10% of a publicly traded company that competes with the Company is permitted); (iii) for 12 months following termination of his Employment, not to solicit customers and not to recruit or hire the Company’s employees. The non-solicit and non-compete provisions are not applicable if termination of Employment was by Mr. Cox following a Change in Control or by Mr. Cox due to Constructive Termination; and (iv) not to disparage the Company or its officers, executives or Board members.

On August 8, 2022, the Company entered into a new employment agreement with Mr. Evers (the “CFO Employment Agreement”).

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Below is a summary of the key provisions of the CFO Employment Agreement.

Term of Employment: The CFO Employment Agreement had an effective date of August 8, 2022 and continues for a period of five years. The CFO Employment Agreement will automatically renew and continue for successive one-year terms unless terminated pursuant to qualifying termination events. In addition, either party may terminate the CFO Employment Agreement by sending written notice to the other party, not more than 270 days and not less than 90 days before the end of the then-existing term of employment, of such party’s desire to terminate the CFO Employment Agreement at the end of the then-existing term.

Base Compensation: During the term of the CFO Employment Agreement, Mr. Evers will receive a base salary of $450,000 per year and, provided that the Company’s EBITDA was positive in the prior calendar year, the base will be increased on January 1 of each year by six percent (6%) per annum. Mr. Evers’ base salary did not increase on January 1, 2023 due to ongoing discussions between the Compensation Committee and Mr. Evers regarding the definition of EBITDA.

Signing Bonus: The Company paid Mr. Evers a one-time signing bonus of Fifty percent (50%) of the base salary equivalent to $225,000) (the “Signing Bonus”) within thirty (30) days following August 8, 2022 less payroll deductions and all required withholdings. If Mr. Evers resigns from employment with the Company without Good Reason (as defined in the CFO Employment Agreement) or the Company terminates Mr. Evers’ employment for Cause (as defined in the CFO Employment Agreement), in each case prior to August 8, 2023, Mr. Evers must repay to the Company a pro rata portion of the Signing Bonus representing the remainder of the period between the date of termination and August 8, 2023.

Restricted Vesting Shares: The Company shall grant to Mr. Evers under the 2022 Plan a restricted stock award for 500,000 shares (the “Restricted Shares”) of common stock of the Company. Vesting of the Restricted Shares shall occur in bi-annual installments over five years commencing on December 31, 2022 on which date 50,000 shares of the Restricted Shares shall vest and continuing to vest thereafter on each of July 1 and December 31, for the years of 2023-2027. As of July 31, 2023, no securities have been issued to Mr. Evers as there are ongoing discussions between the Compensation Committee and Mr. Evers regarding the definition of EBITDA and the measurement period and payment dates for the non-EBITDA milestone-based payments.

Restricted Signing Shares: The Company shall grant to the Executive 100,000 shares of the Company’s common stock within five (5) business days of stockholder approval of the 2022 Plan.

Cash Bonus: Mr. Evers will receive a cash bonus each year of the greater of (i) between 2.5% and 10% of the Company’s calendar year EBITDA (with the marginal percentage decreasing as EBITDA increases from $1 million to $3 million). By way of example only, if EBITDA is $1.5 million, Mr. Evers will receive $137,500 ((10% of $1 million = $100,000) plus (7.5% of $500,000 = $37,500)) and (ii) between 9% and 45% of base salary determined by the relationship between the Company’s annual performance and an annual target performance set each year by mutual agreement between the Board and Mr. Evers (with the percentage of base salary increasing as the percentage of target increases from 79% to over 150%). As of July 31, 2023, no cash bonus has been paid to Mr. Evers as there are ongoing discussions between the Compensation Committee and Mr. Evers regarding the definition of EBITDA.

Stock Bonus: The Company will issue, out of the 2022 Plan and future equity incentive plans to be approved by the Company’s shareholders, three different categories of stock bonuses and one category of options

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(i)	EBITDA based issuances - 150,000 shares of common stock upon the Company first reaching positive cash flow EBITDA for a quarter of any amount and then reaching positive cash flow EBITDA for a quarter of milestones of $1 million, $3 million, and $5 million.

(ii)	Market Capitalization based issuances - 150,000 shares of common stock upon the Company reaching the following market capitalization milestones: $250 million, $500 million, $1 billion, $2 billion, $3 billion, $4 billion, and $5 billion.

(iii)	Business Metrics Growth based issuances - award incentives for achieving 25,000, 50,000, 100,000 active stores on the SurgePays network and 250,000, 500,000, 1,000,000 Wireless MVNO/Mobile broadband or digital content customers - up to a total of 825,000 shares of common stock. In addition, Executive will be issued 150,000 shares of common stock per increment of 500,000 total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company beyond 1 million total subscribers.

(iv)	Options to purchase 75,000 shares of common stock on January 1 of each year from 2023 through 2026. In addition, the Company will issue 75,000 options to Executive in 2022 following shareholder approval of the 2022 Plan.

(i)	EBITDA based issuances - 150,000 shares of common stock upon the Company first reaching positive cash flow EBITDA for a quarter of any amount and then reaching positive cash flow EBITDA for a quarter of milestones of $1 million, $3 million, and $5 million.

(ii)	Market Capitalization based issuances - 150,000 shares of common stock upon the Company reaching the following market capitalization milestones: $250 million, $500 million, $1 billion, $2 billion, $3 billion, $4 billion, and $5 billion.

(iii)	Business Metrics Growth based issuances - award incentives for achieving 25,000, 50,000, 100,000 active stores on the SurgePays network and 250,000, 500,000, 1,000,000 Wireless MVNO/Mobile broadband or digital content customers - up to a total of 825,000 shares of common stock. In addition, Executive will be issued 150,000 shares of common stock per increment of 500,000 total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company beyond 1 million total subscribers.

(iv)	Options to purchase 75,000 shares of common stock on January 1 of each year from 2023 through 2026. In addition, the Company will issue 75,000 options to Executive in 2022 following shareholder approval of the 2022 Plan.

(i)	EBITDA based issuances - 150,000 shares of common stock upon the Company first reaching positive cash flow EBITDA for a quarter of any amount and then reaching positive cash flow EBITDA for a quarter of milestones of $1 million, $3 million, and $5 million.

(ii)	Market Capitalization based issuances - 150,000 shares of common stock upon the Company reaching the following market capitalization milestones: $250 million, $500 million, $1 billion, $2 billion, $3 billion, $4 billion, and $5 billion.

(iii)	Business Metrics Growth based issuances - award incentives for achieving 25,000, 50,000, 100,000 active stores on the SurgePays network and 250,000, 500,000, 1,000,000 Wireless MVNO/Mobile broadband or digital content customers - up to a total of 825,000 shares of common stock. In addition, Executive will be issued 150,000 shares of common stock per increment of 500,000 total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company beyond 1 million total subscribers.

(iv)	Options to purchase 75,000 shares of common stock on January 1 of each year from 2023 through 2026. In addition, the Company will issue 75,000 options to Executive in 2022 following shareholder approval of the 2022 Plan.

Benefits: The Executive will be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees and their families. The Executive will be entitled to receive an annual car allowance of up to $3,750 per year and home office expense reimbursement of up to $500 per month. The Executive is also entitled to be reimbursed for up to $10,000 per year in costs associated with income tax preparation and estate planning.

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Termination and Severance: The Company or the Executive may terminate the CFO Employment Agreement and the Executive’s employment in various circumstances and, depending on the circumstances, the benefits that may be due following such termination are described below.

For a termination by the Company with Cause (as defined in the CFO Employment Agreement), no severance benefits are payable.

For a termination due to death, disability, by Executive following a Change in Control, or by Executive due to Constructive Termination (both as defined in the CFO Employment Agreement), the Executive will be entitled to (a) a payment equal to the greater of (i) two (2) years’ worth of the then-existing Base and the last year’s bonus and (ii) the Base payable through the remaining Initial Term (if applicable). The Executive will also be entitled to retain his benefits for the remainder of the Initial Term or Renewal Term, as then applicable.

Executive Covenants: In consideration of the Executive’s continued employment with the Company and the benefits and payments described in the CFO Employment Agreement, the Executive agrees to (i) nondisclosure of Company confidential information during his term of employment with the Company and for five years thereafter; (ii) not to compete with the Company during the term of his employment (owning up to 10% of a publicly traded company that competes with the Company is permitted); (iii) for 12 months following termination of his Employment, not to solicit customers and not to recruit or hire the Company’s employees. The non-solicit and non-compete provisions are not applicable if termination of Employment was by Executive following a Change in Control or by Executive due to Constructive Termination; and (iv) not to disparage the Company or its officers, executives or Board members.

2022 Plan Highlights

The essential features of the 2022 Plan are outlined below. The following description is not complete and is qualified by reference to the full text of the 2022 Plan, which is attached as Exhibit 10.18 to this Annual Report.

Options are subject to the following conditions:

(i)	The Committee determines the restrictions on each Restricted Share Award (as defined in the 2022 Plan). Upon the grant of a Restricted Share Award and the payment of any applicable purchase price, grantee is considered the record owner of the Restricted Shares and entitled to vote the Restricted Shares if such Restricted Shares are entitled to voting rights.

(ii)	Restricted Shares may not be delivered to the grantee until the Restricted Shares have vested.

(iii)	Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in the 2022 Plan or in the Restricted Share Award Agreement (as defined in the 2022 Plan).

Grants

Although all employees and all of the employees of our subsidiaries are eligible to receive grants under our Plan, the grant to any particular employee is subject to the discretion of the Board, or at the discretion of the Board, or the Compensation Committee of the Board or such other committee designated by the Board to administer the 2022 Plan (such body that administers the 2022 Plan, the “Committee”).

We have made and will make appropriate adjustments to outstanding grants and to the number or kind of shares subject to the 2022 Plan in the event of a stock split, reverse stock split, stock dividend, share combination or reclassification and certain other types of corporate transactions, including a merger or a sale of all or substantially all of our assets.

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Administration

The Committee shall have the sole authority, in its discretion, to make all determinations under the 2022 Plan, including, but not limited to, who receives an award, the time or times when an award shall be made (the date of grant of an award shall be the date on which the award is awarded by the Committee), what type of award shall be granted, the term of an award, the date or dates on which an award vests (including acceleration of vesting), the form of any payment to be made pursuant to an award, the terms and conditions of an award (including the forfeiture of the award (and/or any financial gain) if the holder of the award violates any applicable restrictive covenant thereof), the Restrictions under a Restricted Share Award and the number of Common Stock which may be issued under an Award, all as applicable. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, directors and consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee, in its discretion, shall deem relevant.

Grant Instruments

All grants will be subject to the terms and conditions set forth in our Plan and to such other terms and conditions consistent with our Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument. All grants will be made conditional upon the acknowledgement of the grantee in writing or by acceptance of the grant, that all decisions and determinations of the Compensation Committee will be final and binding on the grantee, his or her beneficiaries and any other person having or claiming an interest under such grant.

Terms and Conditions of Grants

Under the 2022 Plan, the term “Fair Market Value” of the Common Stock on any given date means the fair market value of the Common Stock determined in good faith by the Committee based on the reasonable application of a reasonable valuation method that is consistent with Section 409A of the Code. If the Stock is admitted to trade on a national securities exchange, the determination shall be made by reference to the closing price reported on such exchange. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

Transferability

No award under the 2022 Plan or any award agreement and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a holder except (i) by will or by the laws of descent and distribution, or (ii) except for an Incentive Share Option, by gift to any family member of the holder. An award may be exercisable during the lifetime of the holder only by such holder or by the holder’s guardian or legal representative unless it has been transferred by gift to a family member of the holder, in which case it shall be exercisable solely by such transferee.

Amendment and Termination

The 2022 Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to awards outstanding on that date). The Board, in its discretion, may terminate the 2022 Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2022 Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any Award theretofore granted without the consent of the holder. The Board shall have the right to alter or amend the 2022 Plan or any part hereof from time to time; provided, however, stockholder approval shall be required for ay modification of the 2022 Plan that (i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission or any securities exchange applicable to the Company, (ii) increases the number of shares authorized under the 2022 Plan, (iii) increases the dollar limitation specified in Section 5.4, or (iv) amends, modifies or suspends Section 7.8 (repricing prohibitions) or Article XV. In addition, unless otherwise permitted under the award agreement, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End
Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price	Date
Anthony Evers	6,801	10,203	$16.00	February 28, 2027

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
None.

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Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “Compensation Actually Paid” and certain performance measures required for Smaller Reporting Companies. The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2022 and December 31, 2021, along with the financial information required for each fiscal year:

Year	Summary compensation table total CEO ($)(1)(2)	Compensation actually paid to CEO ($)(1)(3)	Average summary compensation table total for non-CEO NEOs ($) (2)(4)	Average compensation actually paid to non-CEO NEOs(3)(4)	Value of Initial Fixed $100 Investment based on Total shareholder return($)	Net Income (in millions) ($) (5)
2022	1,083,880	1,083,880	579,485	579,485	111.19	(1.2)
2021	772,093	772,093	456,167	456,167	34.24	(7.5)

(1)	For each year shown the PEO was Kevin Brian Cox.
(2)	Amounts in this column represent the “Total Compensation” column set forth in the Summary Compensation Table (“SCT”) on page 13. See the footnotes to the SCT for further detail regarding the amounts in these columns.
(3)	The dollar amounts reported in these columns represent the amounts of “compensation actually paid.” The Amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding certain amounts from the “Total” column of the SCT. These deductions and additions were not applicable to the NEO compensation paid in 2021 and 2022 because no equity was granted to the NEOs in either year.
(4)	Non-CEO NEOs reflect the compensation of (i) Anthony Evers and David Ansani, our non-CEO NEOs for 2022 and (ii) Anthony P. Nuzzo, Jr. and David Ansani, our non-CEO NEOs for 2021.
(5)	Represents the value as of the end of the year indicated of $100 invested on December 31, 2020 in the Common Stock. The Company did not declare or pay dividends on the Common Stock in either year.

Employee Pension, Profit Sharing or other Retirement Plan

The Company maintains a tax-qualified 401(k) savings plan which allows participants to defer eligible compensation up to the maximum permitted by the Internal Revenue Service and provides for discretionary matching contributions by the Company.

Director Compensation

We did not issue any equity to the members of the Board in 2022 but did make one-time cash bonus payments in April 2022 to the members of the Board as follows: $20,000 to David N. Keys (a member of the Board); $10,000 to David May (a member of the Board); and $10,000 to Jay Jones (formerly a member of the Board).

On August 8, 2023, the Board approved the Company issuing the independent members of the Board, pursuant to the provisions of the SurgePays, Inc. 2022 Omnibus Securities and Incentive Plan (the “2022 Plan”), common stock in the form of restricted share awards (the “Awards”). The Awards are being granted pursuant to a Restricted Share Award Agreement (the “RSA Agreement”). Mr. Keys is receiving 32,000 shares and each of Ms. Weisberg and Mr. Schurfeld is receiving 24,000 shares. The RSA Agreement provides that the shares will not vest until the earliest to occur of (a) the director no longer serves on the Board for any reason (including, but not limited to, upon death or disability that renders the director incapable of providing services to the Company) other than a Termination of Service for Cause; (b) upon the occurrence of a Change in Control (as defined in the 2022 Plan; or (c) the fifth anniversary of the award date. The RSA Agreement defines “Cause”, in part, as: (i) embezzlement or misappropriation of Company funds; (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a felony charge; (iii) misconduct resulting in injury to the Company; (iv) activities harmful to the reputation of the Company; (v) a violation of Company guidelines or policies; or (vi) a violation of any contractual, statutory or common law fiduciary duty to the Company.

On July 17, 2019, we entered into a Director Agreement with David N. Keys (the “Keys Director Agreement”) whereby Mr. Keys is to be reimbursed for (i) all reasonable out-of-pocket expenses incurred in attending any in-person meetings; and (ii) any costs associated with filings required to be made by Mr. Keys in regards to any beneficial ownership of securities.

In conjunction with the Keys Director Agreement, we entered into an Indemnification Agreement (the “Keys Indemnification Agreement”) with Mr. Keys. The Keys Indemnification Agreement indemnifies to the fullest extent permitted under Nevada law for any claims arising out of or resulting from, amongst other things, (i) any actual, alleged or suspected act or failure to act by Mr. Keys in his capacity as a director or agent of the Company and (ii) any actual, alleged or suspected act or failure to act by Mr. Keys in respect of any business, transaction, communication, filing, disclosure or other activity of the Company. Under the Keys Indemnification Agreement, Mr. Keys is indemnified for any losses pertaining to such claims, provided, however, that the losses shall not include expenses incurred by Mr. Keys in respect of any claim as which he shall have been adjudged liable to us, unless the court having jurisdiction rules otherwise. The Keys Indemnification Agreement provides for indemnification of Mr. Keys during his directorship and for a period of six (6) years thereafter.

On February 13, 2021, we entered into Director Agreements and Indemnification Agreements with each of David May and Jay Jones that are substantially similar to the Keys Director Agreement and the Keys Indemnification Agreement.

Mr. Jones resigned from the Board on December 19, 2022. Such resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Jones’ resignation, the Board entered into a Consulting Agreement with Mr. Jones dated December 19, 2022 (the “Consulting Agreement”).

Pursuant to such Consulting Agreement, the Company agrees to engage Mr. Jones as a consultant (“the Consultant”) to provide advice to the Board and senior management of the Company regarding general business matters. The Consultant has industry and Company knowledge that is valuable to the Company and its ongoing business ventures. The term of the Consultant Agreement is for a period of twelve (12) months, in which the Consultant’s duties include reporting to the Board and senior management of the Company and advising them in respect to business matters. Following an annual or special meeting of the Company’s stockholders at which stockholders approve the 2022 Plan, the Consultant’s compensation will consist of stock options with a value of $5,000 on the first trading day of each calendar month during the term. Each month’s options will have an exercise price equal to the fair market value of the Company’s common stock on the last trading day of the previous calendar month. All options granted on the first trading day of each calendar month shall vest immediately, and the options will be issued quarterly in accordance with the 2022 Plan. The Consultant is considered an independent contractor and will be reimbursed for (i) all reasonable out-of-pocket expenses and (ii) any costs associated with filing required to be made by him or any of the entities managed or controlled by the Consultant to report beneficial ownership or the acquisition or disposition of securities by the Company.

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On December 19, 2022, David May notified the Company of his resignation, effectively immediately, as a member of the Board’s Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee. Such resignation from the Board committees is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. May remains a member of the Board.

The Company and Ms. Weisberg entered into a Director Agreement, dated December 19, 2022 (the “Weisberg Director Agreement”). Pursuant to the Weisberg Director Agreement, Ms. Weisberg shall make reasonable business efforts to attend all Board meetings and fulfill her other responsibilities as well as use her best efforts to promote the interests of the Company. Following an annual or special meeting of the Company’s stockholders at which stockholders approve the 2022 Plan, Ms. Weisberg will receive options with a value of $5,000 on the first trading day of each calendar month. Each month’s options will have an exercise price equal to the fair market value of the common stock on the last trading day of the previous calendar month. All options granted on the first trading day of each calendar month shall vest immediately and the options will be issued quarterly in accordance with the terms of the 2022 Plan.

Pursuant to the Weisberg Director Agreement, Ms. Weisberg shall be considered an independent contractor and shall be reimbursed for (i) all reasonable out-of-pocket expenses incurred by her in attending in-person meetings and (ii) any costs associated with filing required to be made by her or any of the entities managed or controlled by her to report beneficial ownership or the acquisition of disposition of securities of the Company. Ms. Weisberg’s term, subject to nomination and election at each of the Company’s annual stockholders meeting, will terminate at the earliest of her resignation, death, termination by mutual agreement of the Company and herself, or the removal of Ms. Weisberg by the majority of the stockholders of the Company.

The Company and Mr. Schurfeld entered into a Director Agreement, dated December 19, 2022 (the “Schurfeld Director Agreement”). The terms of the Schurfeld Director Agreement are substantially the same as the terms of the Weisberg Director Agreement.

On December 19, 2022, the Company entered into an Indemnification Agreement with each of Ms. Weisberg and Mr. Schurfeld (the “December 2022 Indemnification Agreements”).

The December 2022 Indemnification Agreements indemnifies to the fullest extent permitted under Nevada law for any claims arising out of or resulting from, amongst other things, (i) any actual, alleged or suspected act or failure to act by Ms. Weisberg and Mr. Schurfeld (together, the “Indemnitees”) in their capacity as a director or agent of the Company and (ii) any actual, alleged or suspected act or failure to act by the Indemnitees in respect of any business, transaction, communication, filing, disclosure or other activity of the Company. Under the December 2022 Indemnification Agreements, the Indemnitees are indemnified for any losses pertaining to such claims, provided, however, that the losses shall not include expenses incurred by the Indemnitees in respect of any claim as which they shall have been adjudged liable to the Company, unless the court having jurisdiction rules otherwise.

Change of Control

There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of us.

Vote Required

The five nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS.

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PROPOSAL NO. 2:

RATIFICATION OF THE SELECTION OF RODEFER MOSS & CO, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

The Board has appointed Rodefer Moss & Co, PLLC (“Rodefer Moss”) to serve as our independent registered public accounting firm for the year ending December 31, 2023. Rodefer Moss has provided services in connection with the audit of the Company’s financial statements since 2017.

The Board is requesting that stockholders ratify the selection of Rodefer Moss. The Board is not required to take any action as a result of the outcome of the vote on this proposal. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of Rodefer Moss will not be attending the Annual Meeting.

Principal Accountant Fees and Services

The following table presents for each of the last two fiscal years the aggregate fees billed in connection with the audits of our financial statements and other professional services rendered by our independent registered public accounting firm Rodefer Moss & Co, PLLC.

	2022	2021
Audit Fees (1)	$186,820	$166,554

(1)	Audit Fees. These are fees for professional services for the audit of our annual financial statements, and for the review of the financial statements included in our filings on Form 10-K and Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Vote Required

The affirmative vote of a majority of the shares (by voting power) present in person at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required to approve the ratification of the selection of Rodefer Moss as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” the RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2023.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of the Record Date, regarding the number of shares of our Common Stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding Common Stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.

The amounts and percentages of our Common Stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right, and the conversion of preferred stock. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our Common Stock. Except as otherwise indicated, the address of each of the shareholders listed below is: 3124 Brother Blvd, Suite 410, Bartlett, TN 38133.

Name of Beneficial Owner(1)	Total Common Stock Shares Beneficially Owned		% of Common Stock (2)

Directors and Executive Officers:

Kevin Brian Cox	5,453,760	(3)	38.3%

Anthony Evers	24,275	(4)	*

David C. Ansani	140	(5)	*

David May	140,944		*

David N. Keys	17,044	(6)	*

Laurie Weisberg	-		-

Richard Schurfeld	65,201	(7)	*

All Directors and Executive Officers as a Group (7 persons)	5,701,364		40.0%

*	Less than one (1) percent

(1)	The person named in this table has sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned.

(2)	Based on 14,223,202 shares of Common Stock outstanding as of the Record Date.

(3)	Includes (i) 4,569,384 shares owned by BLC Family Investments, (ii) 561,758 shares owned by SMDMM, LLC, a Tennessee liability company, (iii) 270,745 shares owned by BC Family Holdings (Mr. Cox is a beneficial owner of all three entities); and (iii) 51,873 shares of Common Stock that Mr. Cox owns directly in a brokerage account.

(4)	Includes 7,271 shares of Common Stock (held in Mr. Evers’ IRA) and 17,004 options that are currently exercisable.

(5)	Shares are held in Mr. Ansani’s IRA.

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(6)	Includes (i) 1,666 shares held in an IRA owned by Mr. Keys’ wife, however, Mr. Keys shares investing and dipositive power over these holdings, (ii) 5,378 shares in total held by two different IRAs owned by Mr. Keys and (iii) 10,000 shares are held by PCC Holdings LLC. Mr. Keys shares investing and dispositive power over these holdings.

(7)	Includes (i) 30,200 shares owned directly by Mr. Schurfeld; (ii) 957 shares held in Mr. Schurfeld’s IRA; (iii) 11,044 shares held in Mr. Schurfeld’s 401(K); and (iv) 23,000 warrants to purchase shares of Common Stock with an exercise price of $4.73.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish us with copies of all reports filed by them in compliance with Section 16(a). To our knowledge, based solely on a review of reports furnished to it, our officers, directors and ten percent holders have made the required filings other than the following: (i) Mr. May did not timely file two Form 4s reporting acquisitions of shares; and (ii) Mr. Schurfeld did not timely file his Form 3 following his appointment as a director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At December 31, 2022 and 2021, the Company had trade payables to Axia of $163,583, respectively. Axia is owned by our Chief Executive Officer, Mr. Cox.

For the years ended December 31, 2022 and 2021, the Company rented space from Carddawg Investments, LLC in the amount of $166,356 and $64,488, respectively. These costs are included in the General and Administrative expenses in the consolidated statements of operations. Mr. Cox is sole owner of Carddawg Investments, LLC.

For the years ended December 31, 2022 and 2021, the Company purchased telecom services and access to wireless networks from 321 Communications in the amount of $16,035,093 and $690,398, respectively. These costs are included in Cost of Revenue in the consolidated statements of operations. Mr. Jones (formerly a Board member) is the majority owner of 321 Communications and Mr. Cox is a minority owner of 321 Communications.

For the years ended December 31, 2022 and 2021, the Company purchased telecom services and access to wireless networks from National Relief Telephone in the amount of $1,163,941 and $0, respectively. These costs are included in Cost of Revenue in the consolidated statements of operations. Mr. Jones (formerly a Board member) is the majority owner of National Relief Telephone.

At December 31, 2022 and 2021, the Company had trade payables to 321 Communications of $279,380 and $88,898, respectively.

At December 31, 2022 and 2021, the Company had trade payables to National Relief Telephone of $0 and $0, respectively.

For the year ended December 31, 2021, the Company paid $1,217,790 in commissions on tablet sales to Galaxy Distribution, Inc., an entity that Mr. May (a Board member) was a controlling shareholder of in 2021.

The Company contracted with Centercom to provide customer service call center services, manage the sales process to include handling incoming orders, the collection and verification of all documents to comply with FCC regulations, monthly audit of all subscribers to file the USAC 497 form, yearly audit of all subscribers that have been active over one year to file the USAC 555 form (Recertification), information technology professionals to maintain company websites, sales portals and server maintenance. Billings for these services in the year ended December 31, 2022 and 2021 were $3,115.651 and $1,395,674, respectively, and are included in Cost of Revenue in the consolidated statements of operations. Mr. Nuzzo had a 50% interest in Centercom prior to his death in March 2022.

At December 31, 2022 and 2021, the Company had trade payables to Centercom of $972,029 and $555,069, respectively.

During 2021, Centercom forgave $429,010 of accounts payable owed by SurgePays to Centercom.

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Notes Payable - Related Parties

	1	2	3
	Loan Payable	Loan Payable	Loan Payable
Terms	Related Party	Related Party	Related Party	Total

Issuance dates of notes	Various	May 2020/January 2021	August 2021
Maturity date	January 1, 2023/January 1, 2024	March 2021	August 2031
Interest rate	10%	15%	10%
Collateral	Unsecured	Unsecured	Unsecured
Conversion price	N/A	N/A	N/A

Balance - December 31, 2020	$3,341,940	$147,500	$-	$3,489,440
Gross proceeds	3,825,000	63,000	467,385	4,355,385
Accrued interest included in note balance	692,458	-	-	692,458
Conversion of debt into common stock	(2,265,967)	-	-	(2,265,967)
Repayments	-	(210,500)	-	(210,500)
Balance - December 31, 2021	5,593,431	-	467,385	6,060,816
Less: short term	1,553,799		-	1,553,799
Long term	$4,039,632	$-	$467,385	$4,507,017

Balance - December 31, 2021	$5,593,431	$-	$467,385	6,060,816
Conversion of debt into common stock	(1,086,413)	-	-	(1,086,413)
Reclass of accrued interest to note payable	627,545	-	-	627,545
Balance - December 31, 2022	5,134,563	-	467,385	5,601,948
Less: short term	1,108,150		-	1,108,150
Long term	$4,026,413	$-	$467,385	$4,493,798

1	Activity is with the Company’s Chief Executive Officer and Board Member (Kevin Brian Cox). Prior to September 30, 2021, these notes were either due on demand or had a specific due date. Additionally, these advances had interest rates from 6% - 15%. On September 30, 2021, all notes and related accrued interest were combined into two (2) new notes. The new notes had due dates of June 30, 2022 or January 1, 2023. In April 2022, the notes were extended to January 1, 2023 and January 1, 2024, respectively. All notes bear interest at 10%.

1	Activity is with the Company’s Chief Executive Officer and Board Member (Kevin Brian Cox). Prior to September 30, 2021, these notes were either due on demand or had a specific due date. Additionally, these advances had interest rates from 6% - 15%. On September 30, 2021, all notes and related accrued interest were combined into two (2) new notes. The new notes had due dates of June 30, 2022 or January 1, 2023. In April 2022, the notes were extended to January 1, 2023 and January 1, 2024, respectively. All notes bear interest at 10%.

25

OTHER MATTERS

The Board knows of no other business, which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a proxy statement or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of our proxy materials either now or in the future, please contact us at 3124 Brother Blvd, Suite 104, Bartlett, TN, 38133 Attn: Corporate Secretary. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of our proxy materials either now or in the future, please contact your brokerage firm or bank.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kevin Brian Cox
Kevin Brian Cox
Chairman of the Board of Directors

August15, 2023

26

SURGEPAYS, INC.
3124 BROTHER BOULEVARD
SUITE 104
BARTLETT, TN 38133

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

During The Meeting - Go to **www.virtualshareholdermeeting.com/SURG2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V21815-P96574 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SURGEPAYS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin Brian Cox
02) David N. Keys
03) David May
04) Laurie Weisberg
05) Richard Schurfeld

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V21816-P96574

SURGEPAYS, INC.
Annual Meeting of Shareholders
To be held virtually on September 28, 2023 12:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin Brian Cox and Anthony Evers as proxies, with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SURGEPAYS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 12:00 PM, CDT on September 28, 2023, at www.virtualshareholdermeeting.com/SURG2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side